EXHIBIT 1

REGISTRATION AGREEMENT

THIS REGISTRATION AGREEMENT (this “Agreement”) is entered into on, and effective as of, December 19, 2001, between Group 1 Automotive, Inc., a Delaware corporation (the “Company”) and Robert E. Howard II (the “Stockholder”)

WHEREAS, the Stockholder desires that the Company register with the Securities and Exchange Commission (the “SEC”) the offer and sale by the Stockholder of 700,000 shares (the “Shares”) of common stock, par value $.01 per share, of the Company (the “Common Stock”) held by the Stockholder (the “Registration”).

WHEREAS, the Company desires that the Stockholder refrain from disposing of any of his shares of Common Stock during the pendency of the Registration, except as expressly contemplated herein;

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1. The Company shall, as promptly as reasonably practicable, file with the SEC a registration statement (“Registration Statement”) with respect to the Shares and use commercially reasonable efforts to cause such registration statement to become and remain effective; provided, however, that the Company shall have no obligation to maintain the effectiveness of the Registration Statement. At the Company’s sole discretion, the Registration Statement may include shares of Common Stock to be offered on behalf of the Company and/or on behalf of one or more other stockholders of the Company. Unless otherwise agreed by the parties in writing, any underwriter (each, an “Underwriter”) participating in any offering of the Shares pursuant to the Registration Statement shall be selected by the Company. The Company shall use its commercially reasonable efforts to cooperate with any reasonable requests made by the Underwriter, as the case may be, in connection with any offering of the Shares pursuant to the Registration Statement. Subject to the limitations contained below, the Stockholder shall have sole discretion to determine: (i) whether any of the Shares will be sold, (ii) when the Shares will be sold and (iii) at what price the Shares will be sold.

2. Except as otherwise agreed by the parties, the Stockholder must provide the Company with written notice of the Stockholder’s intent to sell any or all of the Shares no less than five and no more than 10 business days before the date of such sale (the “Notice of Sale”). Upon receipt of the Notice of Sale, the Company may elect to defer any sale of Shares by the Stockholder pursuant to the Registration Statement and the Stockholder shall not sell any such Shares during such deferral period if (i) the Company notifies the Stockholder prior to the contemplated date of such sale that the Company is in good faith contemplating offering shares of Common Stock pursuant to an underwritten offering within 60 days of its receipt of the Notice of Sale or (ii) the Company notifies the Selling Stockholder prior to the contemplated date of such sale that the Company’s Board of Directors has determined that the requested offering would require disclosure of pending matters or information the disclosure of which would likely be detrimental to the Company or materially interfere with its business or a financing, acquisition, corporate reorganization or other material transaction involving the Company or that appropriate financial statements are not available. A deferral of such proposed sale pursuant to this paragraph shall be lifted, and the sale may be forthwith made, if (a) in the case of clause (i) of the immediately preceding sentence, such offering is consummated or terminated or (b) in the case of clause (ii) of the immediately preceding sentence, such matters or information is disclosed or the transaction giving rise to such required disclosure is terminated. Upon the receipt of a Notice of Sale, the Company may notify the Stockholder that the prospectus contained in the Registration Statement, as amended and supplemented, contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading or that any transaction in which the Company is engaged or proposes to engage, or any event that has occurred or is expected to occur, would require an amendment to such Registration Statement or a supplement to such prospectus (including any such amendment or supplement made through incorporation by reference). The Stockholder agrees that, upon receipt of any notice from the Company pursuant to the immediately preceding sentence, the Stockholder will not sell any Shares until the Stockholder receives copies of a properly supplemented or amended prospectus, and, if so directed by the Company the Stockholder will deliver to the Company all copies then in the Stockholder’s possession of the most recent prospectus covering such Shares at the time of receipt of such notice.

3. The Stockholder hereby acknowledges that whether or not the issuance and sale of the Shares pursuant to the Registration Statement actually occurs depends on a number of factors, including market conditions. The Stockholder further acknowledges that this Agreement in no way limits the ability of the Company to issue and sell shares of Common Stock during the pendency of the Registration, whether though an underwritten offering or otherwise and regardless of the impact of any such issuance and sale on the ability of the Stockholder to sell the Shares pursuant to the Registration Statement.

4. The Company shall indemnify the Stockholder and each Underwriter with respect to the offering of any of the Shares pursuant to the Registration Statement to the extent set forth in Appendix A attached hereto.

5. Except for Shares sold pursuant to the Registration Statement, the Stockholder will not, directly or indirectly, sell, lend, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of or transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock without the prior written consent of the Company for a period from the date hereof until the earlier of (i) first business day immediately following the consummation of the sale of all of the Shares pursuant to the Registration Statement or (ii) the first business day immediately following the termination of this Agreement pursuant to Paragraph 7 below. The Stockholder understands that the agreements of the Stockholder are irrevocable and shall be binding upon the Stockholder’s heirs, legal representatives, successors and assigns. The Stockholder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of Common Stock or other securities of the Company held by the Stockholder except in compliance with this Agreement.

6. All expenses incurred by the Company in connection with the Registration Statement that relate to shares of Common Stock offered by the Company, including, without limitation, all registration and qualification fees, printing and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company. All expenses incurred by the Company in connection with the Registration Statement that are directly attributable to the inclusion of the Shares in the Registration Statement, including, without limitation, all registration and qualification fees, printing and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Stockholder. In addition, the Stockholder shall pay the Underwriters’ discounts and commissions applicable to the Shares. The Stockholder shall also pay his own costs for experts or professionals (including counsel) employed by the Stockholder or on his behalf in connection with the registration of the Shares under this Agreement.

7. This agreement may be terminated at any time by the Stockholder or the Company by delivering written notice to the other party of such termination. Upon any such termination, except for the obligations of the parties under Section 4 and 7 and as provided in the immediately following sentence, this Agreement shall forthwith become void, there shall be no liability on either party hereunder and all rights and obligations of any party hereto shall cease. If this Agreement is terminated by the Company prior to the sale of any of the Shares pursuant to the Registration Statement, the Company shall reimburse the Stockholder for all of his reasonable out-of-pocket costs incurred pursuant to Section 6 above.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

GROUP 1 AUTOMOTIVE, INC.

By:	/s/ SCOTT L. THOMPSON
Name:	Scott L. Thompson
Title:	Senior Vice President

STOCKHOLDER

/s/ ROBERT E. HOWARD II
Robert E. Howard II

APPENDIX A

INDEMNIFICATION

(a) The Company will, if the Shares are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Stockholder, each of its officers and directors, and each person controlling the Stockholder, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each Underwriters, if any, and each person who controls any Underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act of 1933, as amended (the “Act”), or of any other federal, state or common law applicable to the Company and relating to any action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse the Stockholder, each such Underwriter and each person who controls any such Underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by an instrument duly executed by the Stockholder (in his capacity as Stockholder) or Underwriter and stated to be specifically for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such party and shall survive the subsequent transfer of shares of Common Stock by the seller thereof and the transfer of any shares of Common Stock which were the subject of such registration, qualification or listing.

(b) The Stockholder will, if the Shares are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each Underwriter, if any, each person who controls the Company or such Underwriter within the meaning of the Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, Underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by the Stockholder and stated to be specifically for use therein; provided, however, that (i) the obligations of the Stockholder hereunder (including legal and other defense cost) shall be limited to an amount equal to the proceeds to the Stockholder of Shares sold as contemplated herein and (ii) the indemnity for untrue statements or omissions described above shall not apply if the Stockholder provides the Company with such additional written information prior to the effectiveness of the registration as is required to make the previously supplied written information true and complete, together with a description in reasonable detail of the information previously supplied which was untrue or incomplete.

(c) Each party entitled to indemnification hereunder (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or litigation, the Indemnifying Party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, unless the Indemnifying Party abandons the defense of such claim or litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnified Party shall consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnifying Party.